EXHIBIT 3.6

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                         INTERNATIONAL TRAVEL CD'S, INC.


                                       I.

      The name of the Corporation is:

                           Stellar Technologies, Inc.

                                       II.

      The total number of shares of authorized capital stock of the corporation that the corporation shall have the authority to issue is One Hundred Ten Million (110,000,000), of which One Hundred Million (100,000,000) shares having $.001 par value per share shall be designated as Common Stock and Ten Million (10,000,000) shares having $.001 par value per share shall be designated as Preferred Stock.

      COMMON STOCK

      The shares of Common Stock shall be alike and equal in all respects and shall have one vote for each share. After any requirements with respect to preferential dividends, if any, on the Preferred Stock have been met, then, and not otherwise, dividends payable in cash or in any other medium may be declared by the Board of Directors and paid on the shares of Common Stock. The shares of Common Stock shall have equal ratable rights to dividends on funds legally available therefore, when, as and if declared by the Corporation's Board of Directors; and are entitled to share ratably in all of the Corporation's assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Corporation. The shares of Common Stock do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions. The shares of Common Stock are entitled to one non-cumulative vote per share on all matters which stockholders may vote on at all meetings of stockholders. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to number of shares of Common Stock held by them respectively.

      PREFERRED STOCK

      The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock shall be determined by the Board of Directors by a resolution or resolutions providing for the issuance of Preferred

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Stock duly  adopted by the Board of Directors  (authority  to do so being hereby expressly vested in the Board of Directors) and such resolution shall also set forth, with respect to each such series of Preferred Stock, the following:

      (1) The distinctive designation, stated value and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

      (2) The rate of dividend, if any, on the shares of that series, whether dividends shall be cumulative and, if so, from which date, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

      (3) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, or the property or rights, including securities of any other corporation, payable in case of redemption;

      (4) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

      (5) The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

      (6) Whether the shares of that series shall be convertible into or exchangeable for shares of capital stock of any class or any other series of Preferred Stock and, if so, the terms and conditions of such conversion or exchange including the rate of conversion or exchange, the date upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, the event upon or after which they shall be convertible or exchangeable, at whose option they shall be convertible or exchangeable, and the method of adjusting the rate of conversion or exchange in the event of a stock split, stock dividend, combination of shares or similar event;

      (7) Whether the shares of that series shall have voting rights in addition to the voting rights provided by law and, if so, the terms of such voting rights;

      (8) Whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

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      (9)  Any  other   preferences,   privileges  and  powers,   and  relative,
participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and
as  shall  not  be   inconsistent   with  the  provisions  of  the  Articles  of
Incorporation and to the full extent now or hereafter permitted by the laws of the state of Colorado.

      The designations, powers, preferences, rights, qualifications, limitations and restrictions of the Series A Convertible Preferred Stock are attached hereto as Exhibit A.

                                      III.

      The initial registered office of the Corporation shall be at 1675 Broadway, Suite 1200, Denver, Colorado 80202. The initial registered agent of the Corporation at such address shall be The Corporation Company.

                                       IV.

      The name and address of the incorporator of the Corporation is:

            Name                                Address
            -------------------------------------------

            Joshua N. Wolcott             1357 S. Josephine Street
                                          Denver, Colorado 80210

                                       V.

      The mailing address of the initial principal office of the Corporation is as follows:

                        2 N. Cascade Avenue
                        Suite 1100
                        Colorado Springs, CO 80903

                                       VI.

      Cumulative voting is not authorized and no preemptive rights are granted to the shareholders.

                                      VII.

      A. No Director of the Corporation shall have any personal liability to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a Director, provided that this Article shall eliminate or limit the liability of a Director only to the maximum extent permitted from time to time by the Colorado Business Corporation Act or any successor law or laws. In addition, the Corporation may advance funds in furtherance of its indemnification obligations to the fullest extent allowed by Section 7, Article 109 of the Colorado Business Corporation Act.

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      B. Any repeal or modification  of this Article VII by the  shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

      IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed, its corporate seal affixed and the foregoing to be attested, all by a duly authorized officer on the 10th day of March, 2004.


                                       INTERNATIONAL TRAVEL CD'S, INC.



                                    By:
                                       -------------------------------
                                               Chief Executive Officer

                                                                       Exhibit A

                      Series A Convertible Preferred Stock


      Section 1.  Designation and Amount.

      Two Million Five Hundred Thousand (2,500,000) shares of preferred stock, no par value per share ("Preferred Stock"), of the Company are hereby designated as "Series A Convertible Preferred Stock" (the "Series A Convertible Preferred Stock"), which may be issued in whole or fractional shares.

      Section 2.  Dividends and Distributions.

      Each share of Series A Convertible Preferred Stock shall share pari-passu with all dividends on each share of Common Stock, no par value per share ("Common Stock"), of the Company and shall otherwise have no dividend rights.

      Section 3.  Voting Rights.

      Except as otherwise provided in the Colorado Business Corporation Act, the holders of shares of Series A Convertible Preferred Stock shall have no voting rights.

      Section 4.  Liquidation, Dissolution or Winding Up.

      If the Company shall adopt a plan of liquidation or dissolution, or commence a voluntary case under the federal bankruptcy laws or any other applicable state or federal bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in any involuntary case under such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due and on account of such event the Company shall liquidate, dissolve or wind up, or upon any other liquidation, dissolution or winding up of the Company, then and in that event, the assets of the Company available for distribution to shareholders shall be distributed pro rata among the holders of shares of Series A Convertible Preferred Stock and the holders of shares of Common Stock, as if each share of Series A Preferred Stock had been converted into shares of Common Stock immediately prior to such liquidation, dissolution or winding up.

      Section 5.  Conversion.

      (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Convertible Preferred Stock shall be convertible in the manner hereinafter set forth into two (2) fully paid and nonassessable shares of Common Stock.

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      (b) The number of shares of Common Stock into which each share of Series A
Convertible Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

            (i) In case the Company shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, in each case:

                  (A) the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible shall be adjusted so that the holder thereof shall be entitled to receive, upon the conversion thereof, such number of shares of Common Stock that such holder would have held immediately after the happening of any of the events described above had such share been convertible and converted immediately prior to the happening of such event or the record date therefor, whichever is earlier; and

                  (B) an adjustment made pursuant to this clause (i) shall become effective (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

            (ii) In the case, at any time after the date hereof, of any capital reorganization or any reclassification of the capital stock of the Company (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series A Convertible Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (I) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or which each share of Common Stock is changed or exchanged multiplied by (II) the number of shares of Common Stock into which a share of Series A Convertible Preferred Stock is convertible immediately prior to the consummation of such transaction.

      (c) Each share of Series A Convertible Preferred Stock shall automatically convert (a "Mandatory Conversion") into that number of shares of Common Stock as determined in accordance with Section 5(a) hereof upon the earlier of (i) the filing of an amendment to the Articles of Incorporation of the Company increasing the number of shares of Common Stock the Company is authorized to issue such that a sufficient number of shares is authorized so that each share of Series A Convertible Preferred Stock can be converted; or (ii) the first Business Day after the effective date of a reverse stock split of the outstanding shares of Common Stock such that a sufficient number of shares is

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authorized  so that each share of Series A  Convertible  Preferred  Stock can be converted. Except as set forth in this Section 5(c), the holders of the shares of Series A Convertible Preferred Stock shall have no conversion rights.

      (d) If there shall be a Mandatory Conversion pursuant to Section 5(c) above, all holders of record of shares of Series A Convertible Preferred Stock shall be given written notice of the date on which the Mandatory Conversion occurred (the "Mandatory Conversion Date"). Such notice shall also specify the place designated for exchanging shares of Series A Convertible Preferred Stock for shares of Common Stock. The Board of Directors shall determine a date upon which each holder of Series A Convertible Preferred Stock shall surrender the certificate or certificates therefor to the Company or its transfer agent at the place designated in such notice. As soon as practicable after the Mandatory Conversion Date, the Company shall issue and deliver to those holders who shall have delivered their certificate or certificates to the Company or its transfer agent, certificates for the number of shares of Common Stock to which such holder shall be entitled under Section 5(a). On the Mandatory Conversion Date, all certificates representing shares of Series A Convertible Preferred Stock shall be deemed canceled by the Company and no longer outstanding, all rights of the holders of Series A Convertible Preferred Stock (except the rights under this Section 5(d)) shall cease, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

      (e) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Fair Market Value of one share of Common Stock on the date of conversion. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Convertible Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

      Section 6.  Reports as to Adjustments.

      Whenever the number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is convertible is adjusted as provided in
Section 5 hereof, the Company shall promptly mail to the holders of record of the outstanding shares of Series A Convertible Preferred Stock at their respective addresses as the same shall appear in the Company's stock records a notice stating that the number of shares of Common Stock into which the shares of Series A Convertible Preferred Stock are convertible has been adjusted and setting forth the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series A Convertible Preferred Stock is convertible, as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

      Section 7.  Reacquired Shares.

      Any shares of Series A Convertible Preferred Stock converted, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the Colorado Business Corporation Act. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, and may be reissued as part of another series of Preferred Stock.

      Section 8.  Certain Definitions.

      For the purposes of the Certificate of Designation of Series A Convertible Preferred Stock which embodies this resolution:

      "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Colorado are authorized or obligated by law or executive order to close.

            "Fair Market Value" means

      (a) if the shares of Common Stock are traded in the over-the-counter market and not on any national securities exchange and not on the NASDAQ National Market System or NASDAQ Small Cap Market (together, the "NASDAQ Reporting System"), the average of the mean between the last bid and asked prices per share, as reported by the National Quotation Bureau, Inc., or an equivalent generally accepted reporting service, or if not so reported, the average of the closing bid and asked prices for a share of Common Stock as furnished to the Company by any member of the National Association of Securities Dealers, Inc., selected by the Company for that purpose; or

      (b) if the shares of Common Stock are listed or traded on a national securities exchange or the NASDAQ Reporting System, the closing price on the principal national securities exchange on which they are so listed or traded, on the NASDAQ Reporting System, as the case may be, on the last business day prior to the date of the conversion of the shares of Series A Convertible Preferred Stock. The closing price referred to in this clause (ii) shall be the last reported sales price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the national securities exchange on which the shares of Common Stock are then listed or in the NASDAQ Reporting System; or

      (c) if no such closing price or closing bid and asked prices are available, as determined in any reasonable manner as may be prescribed by the Board of Directors.